Exhibit 10.38
AMENDMENT TO PROMISSORY NOTE
     This AMENDMENT, dated as of December 19th, 2001, is entered into between Stephen M. Humphrey, Chief Executive Officer of Riverwood International Corporation (“Executive”) and Riverwood International Corporation (the “Company”).
     WHEREAS, the Executive and the Company are parties to a Promissory Note, entered into on November 18, 1999 (the “Promissory Note”);
     WHEREAS, the Executive and the Company desire to amend the terms of the Promissory Note to extend the stated maturity thereof through March 26, 2007 and to adjust the interest rate at which interest will be deemed to accrue and be paid (solely for federal income tax purposes) to the Executive as a result of such adjustment.
     NOW, THEREFORE, the Executive and the Company, for good and valid consideration, agree as follows:
     1. “March 26, 2002” shall be replaced by “March 26, 2007” each time it occurs in the Promissory Note; and
     2. “5.49%” shall be replaced by “3.93%” in section 2 of the Promissory Note.
     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

RIVERWOOD INTERNATIONAL CORPORATION
By:	/s/ Edward W. Stroetz, Jr.
	Name:	Edward W. Stroetz, Jr.
	Title:	Acting General Counsel and Secretary

EXECUTIVE
/s/ Stephen M. Humphrey
Stephen M. Humphrey

PROMISSORY NOTE
     FOR VALUE RECEIVED, the undersigned Stephen M. Humphrey, Chief Executive Officer of Riverwood International Corporation (“Executive”), hereby promises to pay Riverwood International Corporation (“Employer”), the principal amount of Five Million and No/100 dollars ($5,000,000), in lawful money of the United States of America and in immediately available funds on March 26, 2002, together with interest pursuant to paragraph 2 of this Note. The principal sum of $5,000,000 may be adjusted from time to time as provided below, as follows:
     1. Repayment of Principal. The entire unpaid principal balance of this Note shall be due and payable, together with all interest and other charges due hereunder, on March 26, 2002 (the “Stated Maturity Date”), unless the Note becomes (1) immediately due and payable pursuant to paragraph 4 of this Note; or (2) forgiven and not payable pursuant to paragraph 5 of this Note.
     2. Interest. Except as provided in the next paragraph, interest shall not accrue or be payable on the Note, it being understood that for federal income tax purposes interest shall be deemed to accrue at 5.49% per annum, semi-annual compounding, which is the “short-term applicable federal rate” (within the meaning of section 1274 of the Internal Revenue Code of 1986, as amended) and while the Note remains outstanding Executive will be deemed to have been paid as compensation an amount equal to such deemed accrued interest.
     If any payment which is to be made hereunder is not paid when due, such payment shall bear interest, payable on demand, at a rate per annum equal to the rate set forth above plus 2 percent (2%), but not to exceed the maximum amount permitted by law.
     If the payment of principal or interest on this Note becomes payable on a Saturday, Sunday or a day on which Holding is to be closed, then such payment shall be extended to the next succeeding business day with no additional interest due.
     3. Voluntary Prepayments. This Note may be prepaid in whole or in part at any time without premium or penalty, but with interest on the amount being prepaid through the date of prepayment, with written notice to Employer received one (1) business day prior to such prepayment specifying the amount of prepayment. Partial prepayments of principal shall be in whole multiples of $1,000.

     4. Mandatory Prepayment. In the event a “Termination Event” (as defined below) occurs, this Note shall automatically become due and payable, and the Executive shall be required to prepay the outstanding principal balance of this Note in full, on the date that is no later than thirty (30) days after the occurrence of the Termination Event. For purposes of this Note, a “Termination Event” shall be deemed to have occurred in the event that (a) Executive’s employment is terminated by Employer for “Cause” (as defined in the Employment Agreement, dated as of March 26, 1997, among Executive, Employer and Riverwood Holding, Inc. (the “Employment Agreement”)) or (b) Executive voluntarily terminates employment with Employer other than for “Good Reason” (as defined in the Employment Agreement).
     In addition, any payments to be made under the Agreement, dated as of November 1999, between Executive and Riverwood Holding, Inc., in an amount not to exceed the outstanding principal hereof as of the date of such payment shall automatically be applied in mandatory full or partial pre-payment (as the case may be) of this Note.
     5. Forgiveness of Loan. Subject to Section 9, this Note, together with any accrued interest thereon, shall be forgiven, and Executive will not be required to repay the amount stipulated in this Note, if, on or prior to the Stated Maturity Date (a) Executive’s employment terminates as a result of his death or “Disability” (as defined in the Employment Agreement; (b) Executive’s employment is terminated by the Employer “Without Cause” (as defined in the Employment Agreement); or (c) Executive terminates his employment for “Good Reason” (as defined in the Employment Agreement).
     6. Defaults. If any of the following events shall occur: (1) Executive’s failure to make the mandatory prepayment required under paragraph 4 of this Note; or (2) the appointment of a custodian, trustee, liquidator or receiver for any of the property of, or an assignment for the benefit of creditors by, Executive; then, at the option of Employer, this Note and all other obligations of Executive shall become due and payable forthwith, upon declaration to that effect by Employer, with notice to Executive, anything contained herein or in any other document, instrument or agreement to the contrary notwithstanding. This Note shall become immediately and automatically due and payable, without presentment, demand, protest or notice of any kind, upon the commencement by or against Executive of a case or proceeding under any bankruptcy, insolvency or other law relating to the relief of debtors, the readjustment, composition or extension of indebtedness or reorganization or liquidation.
     7. No Right to Continued Employment. Nothing in this Note shall be deemed to confer on Executive any right to continue in the employ of Employer or any of their respective subsidiaries, or to interfere with or limit in any way the right of Employer or any such subsidiary to terminate such employment at any time.

     8. Costs. The party prevailing in any dispute regarding the Employer’s collection of this Note, enforcement of the obligations of Executive hereunder or the administration, supervision, preservation or protection of Employer’s rights in connection herewith shall be entitled to reimbursement on demand of all reasonable costs and expenses in connection therewith, including, but not limited to, reasonable attorneys’ fees and expenses.
     9. Withholding Taxes. Executive acknowledges that in the event this Note is forgiven pursuant to Section 5, such forgiveness will be treated as compensation income paid to Executive, and Employer will be required to pay any required United States federal, state or local withholding taxes to the proper governmental authority. Accordingly, notwithstanding anything herein to the contrary, Executive shall not be relieved of any obligations with respect to this Note or any accrued interest thereon unless Executive shall have provided to Employer an amount sufficient to permit Employer to satisfy any required withholding or other similar taxes that would arise as a result of such Note forgiveness (“Withholding Taxes”). Executive agrees and acknowledges that any amount due from Employer may, at the discretion of the Employer, be reduced to the maximum extent permitted by applicable law by such Withholding Taxes.
     10. WAIVER OF JURY TRIAL. EXECUTIVE AND HOLDING HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     11. GOVERNING LAW. THE PROVISIONS OF THIS NOTE SHALL BE CONSTRUED AND INTERPRETED AND ALL RIGHTS AND OBLIGATIONS HEREUNDER DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.
     12. Advice of Counsel. Executive acknowledges that it has had the opportunity to obtain the advice of counsel of its own choosing in entering into this Note and the transactions contemplated hereby. Executive is fully aware of the contents of this Note and its legal effect and is entering into this Note without threat, coercion, fraud or duress of any kind. Executive is not relying on any representation, statement, warranty of any party regarding this Note or the transaction contemplated hereby.
     13. Counter-Claims, Set-Off. Executive waives the right to interpose any counterclaim or set-off of any kind in any litigation relating to this Note or the transaction contemplated hereby.

     14. Assignment. This Note shall be assignable in full or in part by Employer without the consent of Executive. No obligation or rights of Executive hereunder can be assigned or transferred without the prior written consent of Employer.
     15. No Waiver; Cumulative Remedies. No failure on the part of Employer to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as waiver thereof, nor shall any single or partial exercise by Employer of any right, remedy or power hereunder preclude any other or future exercises of any other right, remedy or power.
     Each and every right, remedy and power hereby granted to Employer or allowed it by law or other agreement shall be cumulative and not exclusive the one of any other, and may be exercised by Employer from time to time.
     16. Severability. Every provision of this Note is intended to be severable; if any terra or provision of this Note shall be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.
     17. Headings. The section headings in this Note are for convenience only and are not intended to affect the construction of the provisions of this Note.
     18. ENTIRE AGREEMENT. THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES CONCERNING THE SUBJECT MATTER HEREOF.

     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of November 18, 1999.
     Principal Amount of Loan: $5,000,000
     Social Security Number of Executive:

WITNESS		Executive

By:	/s/ Edward W. Stroetz, Jr.	/s/ Stephen M. Humphrey

Nov. 18, 1999		Nov. 18, 1999

Date		Date

ADDRESS OF Executive:
2660 Peachtree Road, N.W. Atlanta, Georgia 30305